Exhibit 99.1

Repligen Reports Second Quarter Fiscal Year 2011 Financial Results, November 2, 2010

RepliGen FOR IMMEDIATE RELEASE	Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453 Telephone: 781-250-0111 Telefax: 781-250-0115

CONTACT:

Laura L. Whitehouse

Vice President, Market Development

(781) 419-1812

Repligen Reports Second Quarter Fiscal Year 2011 Financial Results

WALTHAM, MA – November 2, 2010 – Repligen Corporation (NASDAQ: RGEN) today reported results for the second quarter of fiscal year 2011, ended September 30, 2010. Total revenue for the second quarter was $7,307,000 compared to total revenue of $5,421,000 for the second quarter of fiscal year 2010, an increase of $1,886,000 or 35%. Bioprocessing product revenue for the second quarter was $4,416,000 compared to $2,742,000 for the second quarter of fiscal 2010, an increase of $1,674,000 or 61%. Royalty and research revenue for the second quarter, which consisted primarily of royalty payments from Bristol-Myers Squibb on the U.S. sales of Orencia®, was $2,891,000 compared to $2,679,000 for the same quarter in the prior year.

Operating expenses for the second quarter were $6,780,000 compared to $6,627,000 for the second quarter of fiscal year 2010. Net income for the second quarter was $623,000 or $0.02 per diluted share, compared to a net loss for the second quarter of fiscal year 2010 of $980,000 or $0.03 per diluted share. Cash, cash equivalents and marketable securities as of September 30, 2010 were $59,691,000 compared to $59,146,000 as of March 31, 2010.

“We are pleased to have achieved strong growth in our bioprocessing business for the quarter,” stated Walter C. Herlihy, President and Chief Executive Officer of Repligen Corporation. “We are focused on completing our Phase 3 study for pancreatic imaging and our Phase 2b study for bipolar depression, and we look forward to reporting the top-line results for both of these studies in the first quarter of 2011.”

For the six-month period ended September 30, 2010, total revenue was $14,317,000 compared to $10,481,000 for the same period in fiscal year 2010. Operating expenses for the six-month period ended September 30, 2010 were $12,901,000 compared to $13,116,000 for the same period in fiscal year 2010. Net income for the six-month period ended September 30, 2010 was $1,611,000 or $0.05 per diluted share compared to a net loss of $2,086,000 or $0.07 per diluted share for the same period in fiscal year 2010.

Corporate Update

RG1068 for Imaging of the Pancreas

We are currently analyzing the radiographic images from our Phase 3 study of RG1068, synthetic human secretin. The goal of the study is to evaluate the sensitivity and specificity of RG1068 in

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Repligen Reports Second Quarter Fiscal Year 2011 Financial Results, November 2, 2010

combination with MRI to improve the detection of structural abnormalities of the pancreatic ducts relative to MRI alone. Detailed visual assessment of the pancreatic ducts is important in the evaluation of pancreatic duct abnormalities which may result in the diagnosis of diseases such as acute and chronic pancreatitis. Because RG1068-MRI elucidates both normal and abnormal anatomy, it may improve patient triage and pre-surgical planning and could aid in avoiding unnecessary procedures such as endoscopy which is associated with serious adverse events. Data from the Phase 3 study indicates that the use of RG1068-MRI to avoid unnecessary endoscopy would result in saving an average of one day of hospitalization per patient.

The analysis of the Phase 3 image data is a “re-read” which was agreed to by the Food and Drug Administration and European Medicines Agency based on the determination that the original analysis was flawed and therefore inconclusive due to deficiencies in performance by the contract research organization overseeing the analysis. We have selected a new contract research organization, and they are currently building the database for the new readers to conduct their analysis. We expect to report top-line results in the first quarter of 2011 which, if positive, may support product registration. There are more than 300,000 MRIs conducted in the U.S. and Europe each year that could benefit from RG1068, a potential market opportunity of over $100 million.

RG2417 for Bipolar Disorder

We have completed enrollment in our Phase 2b clinical trial of RG2417, an oral formulation of uridine, in patients with bipolar depression. The study enrolled 175 patients at 29 clinical sites within the United States. The primary objective of the Phase 2b study is to assess the efficacy of RG2417 on the symptoms of bipolar depression by demonstrating a greater improvement in the Montgomery-Asberg Depression Rating Scale (MADRS) score of the patients receiving RG2417 when compared to placebo over an 8-week treatment period. MADRS is a standardized, rater-administered scale, which has been used for numerous drug trials in bipolar disorder. In addition, the study will assess the safety of RG2417 in patients with bipolar depression including, lack of induction of mania as measured by the Young’s Mania Rating Scale. Additional secondary and exploratory objectives include improvements in the Clinical Global Impression scale, difference in MADRS scores after 8 weeks of therapy, and responder rate as defined as percent of patients with an improvement in MADRS score of greater than 50% from baseline to week 8. We expect to report top-line results of the Phase 2b study in the first quarter of 2011.

This study is designed to confirm and extend the results of a Phase 2a study in which 6 weeks of treatment with RG2417 improved the symptoms of bipolar depression when compared to placebo as measured by the MADRS. In the Phase 2a study, a lower placebo effect was observed in those patients with more numerous episodes of mania and depression experienced during their lifetime resulting in a higher apparent therapeutic effect of RG2417, which will also be assessed in the Phase 2b study.

Bipolar disorder is a chronic illness associated with substantial morbidity and mortality, ranking worldwide behind unipolar depression and alcohol abuse among psychiatric illnesses for related disabilities and overall economic burden of illness. The lifetime financial burden of bipolar disorder in the United States is about $600,000 per patient, depending on resistance to treatment and persistence of symptoms. Although several therapies are approved for the treatment of bipolar disorder, many individuals are unable to tolerate the treatment-related side effects, and incomplete clinical response, relapse and recurrence remain common clinical problems. There are more than

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Repligen Reports Second Quarter Fiscal Year 2011 Financial Results, November 2, 2010

five million adults worldwide with bipolar disorder, which is an area of high unmet medical need due to the ineffectiveness and significant side effects of current therapies.

Quarterly Conference Call

Repligen will host a conference call and webcast on Tuesday, November 2nd at 3:00 p.m. EST, to review our financial results, provide a corporate update and discuss financial expectations. This call can be accessed via Repligen’s website at www.repligen.com or by calling (866) 783-2142 for domestic calls and (857) 350-1601 for international calls. Participants must provide the following passcode: 26826699.

About Repligen Corporation

Repligen Corporation is a biopharmaceutical company focused on building an integrated company by developing and marketing innovative drugs that deliver the benefits of protein therapies in the fields of neurology and gastroenterology. We have a core competency in the development and manufacturing of biologics products, which is the basis for our bioprocessing business and we have out-licensed certain biologics intellectual property, which provide ongoing sources of revenue. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested at www.repligen.com.

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Repligen Reports Second Quarter Fiscal Year 2011 Financial Results, November 2, 2010

REPLIGEN CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Six months ended September 30,
	2010	2009	2010	2009
Revenue:
Product revenue	$4,415,786	$2,741,578	$8,684,598	$5,214,168
Royalty and other revenue	2,891,192	2,679,016	5,632,252	5,267,279

Total revenue	7,306,978	5,420,594	14,316,850	10,481,447
Operating expenses:
Cost of product revenue	1,471,561	918,464	2,737,311	2,188,938
Cost of royalty and other revenue	376,991	341,057	748,733	658,803
Research and development	3,119,279	3,478,845	5,814,327	6,861,845
Selling, general and administrative	1,812,617	1,888,619	3,600,854	3,405,975

Total operating expenses	6,780,448	6,626,985	12,901,225	13,115,561

Income (loss) from operations	526,530	(1,206,391)	1,415,625	(2,634,114)
Investment income	96,679	227,364	195,637	549,783
Interest expense	—	(676)	—	(1,352)

Income (loss) before income taxes	623,209	(979,703)	1,611,262	(2,085,683)
Income tax (benefit) provision	—	—	—	—

Net income (loss)	$623,209	$(979,703)	$1,611,262	$(2,085,683)

Earnings (loss) per share:
Basic	$0.02	$(0.03)	$0.05	$(0.07)

Diluted	$0.02	$(0.03)	$0.05	$(0.07)

Weighted average shares outstanding:
Basic	30,780,279	30,745,691	30,773,967	30,743,961

Diluted	30,920,400	30,745,691	30,922,474	30,743,961

Balance Sheet Data:	September 30, 2010	March 31, 2010
Cash, cash equivalents and marketable securities*	$59,691,183	$59,146,447
Working capital	60,551,729	55,023,895
Total assets	72,627,865	71,419,963
Long-term obligations	620,149	642,447
Accumulated deficit	(116,309,843)	(117,921,105)
Stockholders' equity	68,262,408	66,120,376

*does	not include restricted cash

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding future financial performance and position, management’s strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property protection, product development, manufacturing plans and performance, projected changes in the size of our markets, our market share and product sales and other statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “could” and similar expressions, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of our clinical trials; our ability to develop and commercialize products; our ability to obtain required regulatory approvals; the success of current and future collaborative relationships; the market acceptance of our products; our ability to compete with larger, better financed pharmaceutical and biotechnology companies; new approaches to the treatment of our targeted diseases; our expectation of incurring continued losses; our uncertainty of product revenues and profits; our ability to generate future revenues; our ability to raise additional capital to continue our drug development programs; our compliance with all Food and Drug Administration regulations; our ability to obtain; maintain and protect intellectual property rights for our products; the risk of litigation regarding our intellectual property rights; our limited sales and manufacturing capabilities; our dependence on third-party manufacturers and value added resellers; our ability to hire and retain skilled personnel; our volatile stock price; and other risks detailed in Repligen’s annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Repligen periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Repligen contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and Repligen does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law.

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